Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Logitech International SA 1996 Stock Plan, as amended, the 1996 Employee Share Purchase Plan (U.S), and the 2006 Employee Share Purchase Plan (Non-U.S.), of our report dated May 19, 2006 relating to the consolidated financial statements of Logitech International SA included in its Annual Report (Form 20-F) for the fiscal year ended March 31, 2006, filed with the Securities and Exchange Commission.

PricewaterhouseCoopers SA

/s/ M. Perry                     /s/ F. Rast

Auditor in charge

Lausanne, Switzerland

February 2, 2007